EXHIBIT 10.3

February 26, 2025

Jonathan Volkmann

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Re: Promotion to SVP, Global Operations

Dear Jon,

I am very pleased to congratulate you on your promotion to the position of SVP, Global Operations of WW International, Inc. (“WW” or the “Company”), reporting to Tara Comonte, Interim President and Chief Executive Officer. This promotion recognizes both the significant contributions you have made, and the expanded impact we anticipate you will have on the business in the future. The details associated with your new role are outlined below.

Effective Date: January 20, 2025

Base Salary: Your new salary will be $385,000.00 per year, less applicable deductions and withholdings. You will be classified as an exempt employee and will therefore not be eligible for overtime.

WW Annual Performance Bonus Program: You will be eligible to participate in WW’s Annual Performance Bonus Program, in accordance with the terms and conditions of such program, as amended from time to time. Under the current program, the bonus target for this position will be 50% of your base salary (25% of which shall be based on your individual performance, and 75% of which shall be based on WW’s overall performance), which can be over- or underachieved depending on performance.

WW Annual Equity Program: You will be eligible to participate in WW’s annual stock-based incentive compensation program, in accordance with the terms and conditions of such program. Your position will continue to have a target aggregate grant amount value of 50% of your base salary (allocated and subject to such terms as determined by WW’s Compensation Committee in its sole discretion). All annual equity awards are subject to your continued employment and shall be governed by WW’s stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee, in its sole discretion. WW’s stock-based incentive compensation program may be modified or terminated at any time.

Noncompetition, Assignment of Work Product, and Confidentiality Agreement. You will be required to sign the Company’s Noncompetition, Assignment of Work Product, and Confidentiality Agreement, which will be provided under separate cover, as a condition of this promotion and the effectiveness of this letter agreement.

Arbitration Agreement. You will be required to sign the Company’s Arbitration Agreement, which will be provided under separate cover, as a condition of this promotion and the effectiveness of this letter agreement, subject to any modifications mutually agreed upon by the parties.

At-Will Employment: You understand and agree that your employment with the Company shall be “at will” at all times. This means that either you or the Company may terminate your employment relationship at any time for any reason, with or without notice. Nothing stated in this letter shall be construed to guarantee your employment for any specific period of time.

Governing Law: This letter agreement shall be governed by, and conformed in accordance with, the laws of the State of New York without regard to its conflict or choice of law provisions.

Entire Agreement: To the extent the terms of this offer letter differ in any way from any prior agreements between you, Weekend Health, Inc., and/or WW, the terms of this letter shall control. By signing this letter, you agree that you are not relying upon any promises, representations, negotiations or discussions except as specifically set forth in this letter.

We believe this to be an excellent step in your career growth both personally and professionally at WW. We appreciate all of your contributions, and we are looking forward to your continued growth and success.

Sincerely,

/s/ Tiffany Stevenson	05 March 2025
Tiffany Stevenson
Chief People Officer

I understand and agree to the terms and conditions set forth above.

/s/ Jonathan Volkmann	05 March 2025
Jonathan William Volkmann	Date